Exhibit 99.1

Diamondback Energy Announces Pricing of Common Stock Offering

Midland, TX (July 21, 2014) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) announced today the pricing of an underwritten public offering of 5,000,000 shares of its common stock at a price to the public of $87.00 per share. The underwriters have an option to purchase up to an additional 750,000 shares of common stock from Diamondback at the public offering price (less the underwriting discount).

Net proceeds to Diamondback from the sale of the 5,000,000 shares of its common stock, after the underwriting discount and estimated offering expenses, will be approximately $421.7 million (or $484.9 million, if the underwriters exercise their option in full). Diamondback intends to use the net proceeds from this offering and borrowings under its revolving credit facility to fund its previously announced pending acquisition of certain leasehold interests in the Permian Basin (the “Pending Acquisition”). To the extent the Pending Acquisition is not consummated, or the actual purchase price is less than the net proceeds from this offering, Diamondback intends to use any remaining net proceeds to fund a portion of its exploration and development activities and for general corporate purposes, which may include leasehold interest and property acquisitions and working capital.

The offering is expected to close on July 25, 2014, subject to customary closing conditions.

Credit Suisse Securities (USA) LLC is acting as sole book-running manager for the offering. Copies of the preliminary prospectus supplement for the offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov or by contacting Credit Suisse Securities (USA) LLC, Prospectus Department (1-800-221-1037), at One Madison Avenue, New York, New York 10010.

The common stock will be issued and sold pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional,

onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the Wolfcamp, Clearfork, Spraberry, Cline, Strawn and Atoka formations.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities (including the Pending Acquisition) that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K and any amendments thereto, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

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Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com